CAMDEN NATIONAL CORPORATION
AMENDED AND RESTATED
INDEPENDENT DIRECTORS’ EQUITY COMPENSATION PROGRAM
Effective April 26, 2022
1.Purpose.
The purpose of the Camden National Corporation (“CNC” or the “Company”) Independent Directors’ Equity Compensation Program (the “Program”) is to promote a culture of stock ownership, strengthen Directors’ alignment with shareholder interests, and to help attract and retain the most qualified Directors. This is a component program of the 2022 Equity and Incentive Plan (the “2022 Plan”). Notwithstanding anything herein to the contrary, this Program shall be subject to and governed by all the terms and conditions of the 2022 Plan, including the powers of the Committee set forth in Section 2(b) of the 2022 Plan. Capitalized terms in this Program shall have the meanings specified in the 2022 Plan, unless a different meaning is specified herein.
2.Administration.
The Program shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall have complete discretion and authority with respect to the Program and its application, except as expressly limited herein. Determinations by the Committee shall be final and binding on all parties with respect to all matters relating to the Program.
3.Eligibility.
Each non-employee Director (a “Director”) of CNC and its subsidiaries, is eligible to receive equity grants under the Program.
4.Grant Timing.
On or near the annual shareholder meeting date, the Directors of CNC and its subsidiaries who will serve on the board of directors of CNC and/or its subsidiaries (each, the “Board”, as applicable) until the next annual shareholder meeting will receive an equity grant (an “Annual Equity Award”).
5.Type of Award.
The Annual Equity Award will be in the form of shares of Stock, Restricted Stock or Restricted Stock Units as determined by the Committee in its sole discretion.
6.Amount of Award,
The amount of the Annual Equity Award will be determined by the Committee from time to time in its sole discretion. The actual number of shares covered by an Annual Equity Award will be determined using the Fair Market Value on the date of grant. If a Director serves on the CNC Board or the Board(s) of any CNC subsidiary, the Director will only be eligible for one Annual Equity Award.
7.Vesting.
The vesting, if any, of an Annual Equity Award will be determined by the Committee annually in its sole discretion.
8.Dividends.
No payments of dividends shall be made unless and until an Annual Equity Award vests. With respect to any Annual Equity Award in the form of Restricted Stock, during the period of restriction, all ordinary cash dividends paid upon any Restricted Stock held by a Director will be retained by the Company and will be paid to such Director (without interest) when the Restricted Stock vests and will revert back to the Company if for any reason the Restricted Stock upon which such dividends or other distributions were paid reverts back to the Company.
9.Termination for Cause.
If the grantee’s service as a Director is terminated for Cause, any unvested portion of an Annual Equity Award and any unpaid accumulated dividends held by the Director shall terminate immediately and be of no further force and effect.
10.Retirement/Disability/Death.
Vesting of any unvested portion of an Annual Equity Award will be accelerated if a Director discontinues service due to retirement, disability, or death.
11.Partial Year of Service.
A pro-rated Annual Equity Award will be granted to a Director on or near the Director’s first day of service based on the number of months the Director will serve on the Board until the next annual shareholder meeting. For example, if a Director is elected in October and the annual shareholder meeting is generally held in April, half of the amount of the Annual Equity Award would be granted (i.e., 6 months out of 12 months of service).
12.Ownership Guidelines and Holding Requirement.
The Company’s Bylaws and Corporate Governance Guidelines require Directors to beneficially own a designated market value of Stock (“Qualifying Shares”). The Board of Directors may, in its discretion, permit a Director to satisfy the Qualifying Shares requirement by agreeing to purchase, within 90 days of such person’s election as a Director, a minimum number of shares of stock of the Company, as specified in the Corporate Governance Guidelines, and applying 100% of such person’s Directors fees, after taxes, to purchasing the balance of the Qualifying Shares, subject to the Company’s insider trading policy.
Until the required ownership level is achieved, Directors must hold the net shares of Stock from Annual Equity Awards after applicable tax obligations are satisfied.